Exhibit (2)(k)(2)

ADMINISTRATION CONTRACT
CROW POINT GLOBAL DIVIDEND PLUS FUND

AGREEMENT, made this 24th day of May, 2016, between Crow Point Global Dividend Plus Fund (“Fund”), a Delaware statutory trust, and Recon Capital Partners, LLC, a Delaware limited liability company (“Recon Capital”).

WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, Recon Capital is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, Recon Capital renders investment management and investment advisory services to the Fund pursuant to an Investment Advisory Agreement between Recon Capital and the Fund dated May 24, 2016; and

WHEREAS, the Fund wishes to retain Recon Capital to furnish certain administration, non-investment advisory services to the Fund and Recon Capital desires to furnish such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between Recon Capital and the Fund as follows:

I. Appointment

The Fund hereby appoints Recon Capital to act as an administrator to the Fund for the periods and on the terms set forth herein. Recon Capital accepts the appointment and agrees to furnish the services set forth herein for the compensation provided herein and agrees to render the services and carry out its obligations set forth in this Agreement.

II. Services as Administration Services Provider

Recon Capital agrees, during the life of this Agreement, to provide the following services to the Fund:

1.	assist in the preparation and filing of reports and proxy statements (if any) to the shareholders of each Fund, the periodic updating of the registration statement, Prospectus, SAI, and other reports and documents for the Funds required to be filed by the Trust with the SEC and other governmental bodies;
2.	provide periodic and special reports to the Board, as requested;
3.	cooperate with and provide reasonable assistance to the Fund’s other service providers by: (a) keeping them fully informed as to such matters that they reasonably may deem necessary or appropriate with respect to the performance of their obligations to the Fund, (b) providing prompt responses to reasonable requests for information or assistance and (c) establishing appropriate processes to promote the efficient exchange of information between Recon Capital and the Fund’s other service providers;
4.	with respect to the Fund’s securities transactions and holdings, (a) maintain required and/or necessary books and records, (b) render to the Board such periodic and special reports as the Board may reasonably request, and (c) keep the Board informed of developments materially affecting the Fund’s portfolio;
5.	make available to the Board, the Fund’s Chief Compliance Officer (“CCO”) and administrator, promptly upon their request, such copies of its investment records and ledgers with respect to the Fund as may be required to assist in their compliance with applicable laws and regulations. As reasonably requested by the Board, Recon Capital will complete periodic or special questionnaires and furnish to the Board such periodic and special reports regarding the Fund and Recon Capital. In addition,

Recon Capital will furnish to the Board, and, subject to compliance with any applicable policies and procedures regarding disclosure of the Fund’s portfolio holdings, to third-party data reporting services all currently available standardized performance information and other customary data;

6.	review draft reports to shareholders and other documents provided to Recon Capital, provide comments on such drafts on a timely basis, and provide certifications or sub-certifications on a timely basis as to the accuracy of the information contained in such reports or other documents;
7.	make available to the Fund’s service provider and, as appropriate, the Fund, promptly upon its request, such copies of its investment records and ledgers with respect to the Fund as any of them consider to be necessary and/or required to assist the administrator and the Fund in its compliance with applicable laws and regulations. Recon Capital will furnish the Board with such periodic and special reports regarding each Fund as they may reasonably request;
8.	Recon Capital shall perform quarterly and annual tax compliance tests to ensure that the Fund is in compliance with Subchapter M of the Code.
9.	facilitate the preparation of certain Fund’s regulatory filings;
10.	liaise with securities regulators or exchange personnel as appropriate and (vi) fulfill regulatory compliance responsibilities;
11.	authorizing expenditures and approving bills for payment on behalf of the Fund;
12.	supervising preparation of periodic reports to Fund shareholders, notices of dividends, capital gains distributions and tax credits; and attending to routine correspondence and other communications with individual Fund shareholders when asked to do so by the Fund’s shareholder servicing agent or other agents of the Fund;
13.	coordinating the daily pricing of the Fund’s investment portfolio, including collecting quotations from pricing services engaged by the Fund; providing fund accounting services, including preparing and supervising publication of daily net asset value quotations, periodic earnings reports and other financial data;
14.	preparing and filing of tax reports including the Fund’s income tax returns, and monitoring the Fund’s compliance with subchapter M of the Internal Revenue Code, and other applicable tax laws and regulations;
15.	monitoring the Fund’s compliance with: 1940 Act and other federal securities laws, and rules and regulations thereunder; state and foreign laws and regulations applicable to the operation of investment companies; the Fund’s investment objectives, policies and restrictions; and the Code of Ethics and other policies adopted by the Investment Company’s Board of Trustees (“Board”) or by the Manager and applicable to the Fund; and
16.	preparing regulatory reports, including without limitation, NSARs, proxy statements, and U.S. and foreign ownership reports.

III. Compensation

The Fund agrees to pay to the Administrator as compensation for such services a monthly fee equal on an annual basis to 0.20% of the average daily net assets of the Fund. From time to time, the Administrator may waive all or a portion of its fees provided for hereunder and such waiver shall be treated as a reduction in the purchase price of its services. The Administrator shall be contractually bound hereunder by the terms of any publicly announced waiver of its fee, or any limitation of each affected Fund’s expenses, as if such waiver or limitation were fully set forth herein.

IV.      Term and Termination

1.      Term. This Agreement shall remain in full force and effect indefinitely after its execution until it is terminated.

2.      Termination. This Agreement may be terminated by the Fund at any time on sixty (60) days’ written notice without payment of penalty, provided that such termination by the Fund shall be directed or approved by the vote of a majority of the Board of the Fund in office at the time or by the vote of a majority of the outstanding voting securities of the Fund (as defined by the 1940 Act); and shall automatically and immediately terminate in the event of its assignment (as defined by the 1940 Act).

V.      Standard of Care

In the absence of willful misfeasance, bad faith or gross negligence on the part of Recon Capital, or of reckless disregard of its duties and obligations hereunder, Recon Capital shall not be subject to liability for any act or omission in the course of, or connected with, rendering services hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

CROW POINT GLOBAL DIVIDEND PLUS FUND

By:       ____________________________
Name: Garret Paolella

Title: President

RECON CAPITAL PARTNERS, LLC

By:       ____________________________

Name: Kevin Kelly

Title: Chief Investment Officer

SCHEDULE A As of June 1, 2016
Crow Point Global Dividend Plus Fund	%